Exhibit 10.9


           FIFTH AMENDMENT TO LEASE TO BUILD AGREEMENT


     THIS FIFTH AMENDMENT TO LEASE TO BUILD AGREEMENT, made and entered into this 11th day of _August_ , 1982, by and between TAMPA WEST INDUSTRIAL PARK, INC., a Florida corporation, whose business address is Post Office Box 23943, Tampa, Florida 33623 (hereinafter referred to as "Landlord" or "LESSOR"), and REFLECTONE, INC , a Delaware corporation, with its principal place of business at 5125 Tampa West Boulevard, Tampa, Florida 33614 (hereinafter referred to as "Tenant" or "LESSEE)

                       W I T N E S S E T H

     WHEREAS, LESSOR and LESSEE desire to further amend that certain Lease to Build Agreement between LESSOR and LESSEE dated December 28, 1978, as amended by First Amendment to Lease to Build Agreement dated March 26, 1979, Second Amendment to Lease to Build Agreement dated May 10, 1979, Third Amendment to Lease to Build Agreement dated February 15, 1980, Tampa West Industrial Park, Inc. letter dated June 4, 1980, and Fourth Amendment to Lease to Build Agreement dated July 10, 1980, covering the premises therein set forth in Exhibit "A".

     NOW THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), each to the other in hand paid, receipt of which is hereby acknowledged, LESSOR and LESSEE hereby amend the Lease to Build Agreement dated December 28, 1978, as follows

     1. The following described property, which is a portion of the property described in Exhibit "A" in said Lease to Build Agreement is hereby fully released from the terms and conditions of the Lease to Build Agreement:


          PARCEL 2:  A portion of Tract 3, TAMPA WEST INDUSTRIAL
          PARK, PHASE 1, according to map or plat thereof recorded in Plat Book 46, Page 29, Public Records of
          Hillsborough County, Florida, being more particularly described as follows:

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          From the Northwest corner of Tract 4, TAMPA WEST
          INDUSTRIAL PARK, PHASE 1, as recorded in Plat Book 46,
          Page 29, Public Records of Hillsborough County,
          Florida; run S.89 degree -24'-17"E. along the North boundary of said Tract 4, 500.0 feet; thence S.00 degree -35'-43"W.
          along the projection of the West boundary of Tract 2 and the Easterly right-of-way line of Savarese Circle,
          805.01 feet to point of intersection of the prolongation of the North and West boundaries of Tract
          3; thence S.89 degree -24'-17"E. along the projection of and the North boundary of said Tract 3, 160.10 feet to the Point of Beginning; thence continue S.89 degree -24'-l7"E.
          along said North boundary of Tract 3, 291.00 feet;
          thence S.00 degree -35'-43"W., 274.90 feet; thence
          N.89 degree -24'-17"W., 51.00 feet; thence N.00 degree -35'-43"E.,
          50.00 feet; thence N.89 degree -24'-17"W., 240.00 feet;
          thence N.00 degree-35'-43"E., 224.90 feet to the Point of Beginning.


     2. The legal description of the Lease to Build Agreement identified in Exhibit "A" is amended by adding the easements and party wall agreement described and set forth in Exhibit "A" attached hereto and made a part hereof.

     3. All other convenants, terms and provisions of said Lease to Build Agreement not modified or amended herein shall remain in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in due form of law as of the day and year first above written.


Signed, sealed and delivered          TAMPA WEST INDUSTRIAL PARK, INC.
In the presence of:

 /s/ Bernard W. Shiell               /s/ Elmer J. Krauss, VP
                                      By:
                                                    (Corporate Seal)

/s/ Susan M Deaton
                                     "LESSOR"
Witnesses as to LESSOR



                                   REFLECTONE, INC.

/s/Bernard W. Shiell               /s/George Seiden, Exec. VP
                                   By:
                                                  (Corporate Seal)

/s/Susan M. Deaton
                                   "LESSEE"
Witnesses as to LESSEE




STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

    The foregoing instrument was acknowleged before me this 11th day of August , 1982, by Elmer J. Krauss, as Vice President of Tampa West Industrial Park, Inc., a Florida corporation, on the date aforesaid.



                                /s/ Beatrice (Sp?)
                                Notary Public
(Notarial Seal)
                             My Commission Expires:
                                  Notary Public, Florida
                                  State at Large My Commission
                                  Expires Oct. 15, 1983

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                         SIXTH AMENDMENT
                        TO LEASE TO BUILD
                            AGREEMENT


     This Amendment is made effective as of June 8, 1984, between TAMPA WEST INDUSTRIAL PARK ("Landlord") and REFLECTONE, INC. ("Tenant").

     On December 28, 1978, Landlord and Tenant entered into a Lease to Building Agreement (the "Lease"). The Lease was amended on March 26, 1979, May 10, 1979, February 15, 1980, July 10, 1980, and August 11, 1982.

     Tenant has requested and Landlord has agreed to construct certain additional improvements in the building located on the Premises. The purpose of this Amendment is to set forth the terms of that agreement.

     NOW, THEREFORE, in consideration of these premises and the mutually beneficial provisions set forth below, Landlord and Tenant agree as follows:

          1. Landlord shall, at Tenant's request, construct additional improvements consisting of approximately 30,000 square feet of mezzanine space in the existing building located on the Premises (the "mid-bay area"), subject to the terms and conditions of this Amendment.

          2. At Tenant's direction, Landlord shall retain an architect and an engineer to design and oversee the construction of the mid-bay area.
Tenant shall select the architect and engineer but they must be reasonablely acceptable to Landlord. Tenant shall negotiate the terms of the employment contracts for the approved architect and engineer, subject to Landlord's review and approval, which approval shall not be unreasonably withheld. When approved, Landlord shall enter into the employment contracts with the approved architect and engineer.

          3. The approved architect and engineer shall prepare plans and specifications and a construction budget for the mid-bay area consistent with Tenant's instructions but subject to Landlord's review and approval, which approval shall not be unreasonably withheld, if the plans and specifications meet or exceed all applicable governmental and casualty insurance underwriter's requirements and comply with all applicable governmental laws, regulations, ordinances, rules, orders, and codes, and if the construction budget does not exceed $300,000.00. Landlord shall have 15 days to review and approve the final plans and specifications and the final construction budget.

          4. At Tenant's direction, Landlord shall retain a general contractor to construct the mid-bay area. Tenant shall select the general contractor but Tenant's choice must be reasonably acceptable to Landlord. Tenant shall negotiate the terms of the construction contract with the general contractor, subject to Landlord's review and approval which approval shall not be unreasonably withheld. When approved, Landlord shall enter into the construction contract with the general contractor.


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          5.  Tenant shall administer and coordinate the construction of the mid-bay area in the Landlord's behalf including the selection of subcontractors and suppliers, the approval of statements and draw requests, quality control, the daily negotiations with the general contractor, and the authorization of change orders; provided, however, that in no event may a change order increase the estimated cost of any item on the construction budget by more than 10% without the Landlord's prior written approval, which approval shall not be unreasonably withheld.

          6. Tenant shall ensure that the general contractor obtains all required building permits before commencing construction. Landlord shall join into the execution of all applications and other documents required in connection with obtaining the permits.

          7.  Tenant shall obtain and maintain all insurance policies
Landlord may reasonably require in connection with the construction, including (but not limited to) the types of insurance set forth below. Each policy shall be in an amount and issued by an underwriter acceptable to Landlord and shall name Landlord as an additional insured, as its interest may appear.

               (a) Hazard Insurance. Builder's risk and such other fire and extended insurance as Landlord may require including a loss-payable provision to the effect that, as to the interest of the Landlord, the insurance coverage shall not be invalidated or voided by any act of negligence of the Tenant, on the condition that the Landlord pay on the insurer's demand any premium due un-der the policy and not paid by the Tenant.

               (b)  Comprehensive General Liability and Statutory
     Worker s Comprehensive Insurance. General Liability and worker's compensation insurance for both Tenant and Tenant's contractors.

          8. Tenant shall ensure that construction of the mid-bay area is commenced promptly after the building permits are issued and subject to matters beyond Tenant's control including, but not limited to unavailability of labor or materials, Tenant shall cause the general contractor to diligently pursue construction to completion on or before one year after the date construction commences.

          9. Tenant shall notify Landlord promptly of all Notices to Owner and all Claims of Lien Tenant receives from any laborer, subcontractor, or materialman in connection with the construction of the mid-bay area.


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          10.  Landlord shall pay the valid, authorized costs of design and construction of the mid-bay area up to the maximum amount of $300,000.00 in accordance with the construction budget approved by Landlord, subject to the procedure set forth in the architect's, engineer's, and general contractor's Contracts. Tenant shall pay all costs of design and construction of the mid-bay area in excess of $300,000.00. This provision shall survive the termination of the Lease (whether through the passage of time or otherwise).

          11. Upon completion of the mid-bay area, the base rent specified ln the Lease, as amended, shall increase to reflect the value of the additional leasable area by an amount equal to 15% per year of the amount actually disbursed by Landlord to pay for the valid costs of design and construction of the mid-bay area (the "Improvement Cost"), together with applicable Florida sales tax, payable in equal monthly installments beginning on the first day of the first month following the issuance of the certificate of occupancy for the mid-bay area and continuing until the base rent increases as described ln paragraph 2 of the Lease. On the date of the first increase ln the base rent as set forth in paragraph 2 of the Lease, the additional base rent payable under this paragraph shall increase from 15% per year of the Improvement Cost to 16.66% per year of the Improvement Cost. Similarly, on the date of the second increase ln the base rent as set forth ln paragraph 2 of the Lease, the additional base rent payable under this paragraph shall increase from 16.66%. per year of the Improvement Cost to l8.33% per year of the Improvement Cost.

          12. In addition to the increase in the base rent over the remainder of the initial term of the Lease, upon the completion of the mid-bay area and upon Landlord's request, Tenant shall pay Landlord a one time payment of additional rent in an amount equal to 15% per year times the amounts disbursed from time to time by Landlord to pay the valid design and construction costs of the mid-bay area, calculated from the date of each dis-bursement until the first day of the first month following the issuance of the certificate of occupancy for the mid-bay area, together with applicable sales tax.

          13. Tenant is solely responsible for the quality of the design and construction of the mid-bay area, and for the suitability of the mid-bay area for Tenant's purpose. Tenant's approval of each periodic draw request and the final draw request shall be conclusive evidence in any dispute between the Tenant and the Landlord that the design and construction of the mid-bay area through the date of the draw request has been completed in a good and workmanlike manner in accordance with the plans and specifications, and is suitable for Tenant's purpose. Tenant shall indemnify, defend, and hold Landlord harmless from all claims, demands, suits, damages, losses, costs, and expenses, including reasonable attorneys' fees, arising from or in any way related to the design, the construction, or the use and operation of the mid-bay area.

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          14.  All other terms, covenants, and conditions of the Lease, as amended, not amended by the provisions set forth above shall remain unchanged and in full force and effect, as if fully set forth herein.

     IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment on the dates set forth opposite their signatures below but effective as of the date first stated above.

WITNESSES:                              TAMPA WEST INDUSTRIAL PARK,


/s/Sherrill P. Allen                        /s/Howard L McCarthy
                                            By:

                                        As its    President
                                                          (Corporate Seal)




WITNESSES:                              REFLECTONE, INC.


/s/Sherril P. Allen                    /s/ (Sp?) C. Palmer
                                            By:
/s/Carol Collins
                                        As its   V P Operations
                                                        (Corporate Seal)


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